UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
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Ennis, Inc.

(Name of Registrant as Specified In Its Charter)

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Ennis, Inc.
2441 Presidential Parkway
Midlothian, TX 76065
NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, June 30, 2010
To our shareholders:
     We will hold the Annual Meeting of Shareholders of Ennis, Inc. on Wednesday at the Midlothian Community Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”), June 30, 2010 at 10:00 a.m., local time. At the Annual Meeting, we will ask you to vote on the following proposals:
•	The election of three Directors to serve as Directors for a three-year term or until their successors are duly elected and qualified;

•	Ratify the appointment of the independent registered public accountants; and

•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
     If you were a shareholder of record as of the close of business on May 3, 2010, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:
•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.
     Every vote is important, and you are urged to vote your shares as soon as possible.
     We look forward to seeing you at the meeting.
By Order of the Board of Directors
/s/ Richard L. Travis, Jr.
Corporate Secretary
Midlothian, Texas
June 1, 2010
Important notice regarding availability of proxy materials for 2010 Annual Meeting of Shareholders:
The proxy statement and 2010 Annual Report to Shareholders are available at
www.ennis.com/investor_relations/index.html.

PROXY STATEMENT

Ennis, Inc.
2441 Presidential Parkway
Midlothian, TX 76065

PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Ennis, Inc., a Texas corporation (“Ennis,” the “Company,” “we,” “us,” or “our”), for use at the Annual Meeting of Shareholders of Ennis, Inc. (“Annual Meeting”) to be held on Wednesday, June 30, 2010, at One Community Circle, Midlothian, Texas 76065, commencing at 10:00 am, local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.
     This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about June 3, 2010 to shareholders entitled to vote at the Annual Meeting. For information about shareholders’ eligibility to vote at the Annual Meeting, shares outstanding on the record date and the ways to submit and revoke a proxy, please see What will occur at the Annual Meeting and How do I vote sections below.
Annual Report
     A copy of the Company’s Annual Report to shareholders for the fiscal year ended February 28, 2010 has been sent simultaneously with this Proxy Statement. Our Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
Recommendation of the Board of Directors
     The Board of Directors recommends a vote FOR the Board’s proposal to elect the nominated Directors, and FOR the proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2011.

QUESTIONS AND ANSWERS
Why did I receive this Proxy Statement?
     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Ennis, Inc. of proxies to be voted at our 2010 Annual Meeting of Shareholders (“Annual Meeting”).
     You are invited to attend our Annual Meeting on June 30, 2010 at 10:00 a.m., local time. The Annual Meeting is open to all holders of our Common Stock. Each shareholder is permitted to bring one guest. The meeting will be held at the Midlothian Community center located at One Community Circle, Midlothian, Texas 76065.
     The Notice of 2010 Annual Meeting of Shareholders, Proxy Statement, form of proxy and voting instructions are being mailed on or about June 3, 2010.
I may have received more than one Proxy Statement. Why?
     If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card that you received.
How does the Board recommend that I vote my shares?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation can be found with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:
     FOR the Board’s proposal to elect the nominated Directors,
     FOR the Board’s proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.
What will occur at the Annual Meeting?
     We will determine whether enough shareholders are present at the meeting to conduct business. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of our Common Stock as of May 3, 2010 must be present in person or by proxy at the meeting. This is referred to as a quorum. Absentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
     All shareholders of record at the close of business on May 3, 2010 will be entitled to vote on matters presented at the meeting or any adjournment thereof. On May 3, 2010, there were 25,896,934 shares of our Common Stock issued and outstanding. The holders of a majority, or 12,948,468 of the shares of our Common Stock entitled to vote at the meeting, must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the Notice.
     If enough shareholders are present at the meeting to conduct business, then we will vote to elect as members of our Board of Directors for a three-year term the following individuals: Kenneth G. Pritchett, Michael J. Schaefer, and James C. Taylor, ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2011, and any other business properly coming before the meeting.
     After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. We have hired Computershare Investor Services, LLC, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare Investor Services, LLC, and the Company will act as Inspectors of election.

     We know of no other matters that will be presented for consideration at the Annual Meeting. If, however, other matters or proposals are presented and properly come before the meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of Ennis, Inc. and our shareholders.
     A representative of Grant Thornton LLP, our independent registered public accounting firm, is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.
How many votes are necessary to elect the nominees for director?
     The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors provided a quorum is present. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this Proxy Statement.
     With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the corporate secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote or their proxies may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.
How many votes are necessary to ratify the selection of Grant Thornton LLP?
     The ratification of the selection of Grant Thornton LLP, as our independent registered public accounting firm, requires the affirmative vote of a majority of votes cast by shareholders entitled to vote. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote.
What if a nominee is unwilling or unable to serve?
     The persons nominated for election to our Board of Directors have agreed to stand for election. However, should a nominee become unable or unwilling to accept nomination or election, the proxies will be voted for the election of such other person as the Board may recommend. Our Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought.
How do I vote?
     If you are a registered shareholder (that is, you hold Ennis stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting and voting in person.
     To vote by telephone or Internet: Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 1:00 a.m., Central Time, on June 30, 2010.
     To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 10:00 a.m., Central Time, on June 30, 2010 will be voted.
     Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your Company stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
     If you hold your stock through the Company’s employee benefit plans, you will receive a proxy card with instructions to vote, which are the same as any other shareholder.

What if I want to change my vote?
You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:
•	Signing another proxy card with a later date and returning it to us prior to the meeting, or

•	Sending our Corporate Secretary a written document revoking your earlier proxy, or

•	Voting again at the meeting.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
     If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
     If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.
How are votes counted?
     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect on the election of directors. For any other proposal, you may vote “FOR,” “AGAINST”, or “ABSTAIN”. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”
What if I return my proxy but don’t vote for some of the matters listed on my proxy card?
     If you return a signed card without indicating your vote, your shares will be voted FOR the nominee directors listed on the card.
How do I raise an issue for discussion or vote at the next Annual Meeting?
     Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2011 Annual Meeting of Shareholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than February 2, 2011.
     All written proposals should be directed to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403.
     The Nominating and Corporate Governance Committee is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders. If you wish to have the Nominating and Corporate Governance Committee consider a nominee for director, you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by the Nominating and Corporate Governance Committee Charter as discussed in the section entitled Director Nominating Processes of this Proxy Statement.
Who will pay for the cost of this solicitation?
     Our Board has sent you this Proxy Statement. Our directors, officers, and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our Common Stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.

Where can I find the voting results of the Annual Meeting?
     We will announce the voting results at the Annual Meeting and will publish the results in our current report on Form 8-K. We will file that report with the Securities and Exchange Commission on or before July 6, 2010. This Form 8-K will be available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
How can I access the Company’s proxy materials and Annual Report electronically?
     The Company’s 2010 Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available on our website at www.ennis.com in the “Investor Relations” section.

PROPOSAL NO. 1
APPROVAL OF ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES
     The number of directors who shall constitute the Company’s Board of Directors is currently set at nine. The Board of Directors consists of three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.
     Our Board of Directors proposes the election of Kenneth G. Pritchett, Michael J. Schaefer, and James C. Taylor as directors, to hold office for a term of three years, expiring at the close of our Annual Meeting of Shareholders to be held in 2013, or until their successors are duly elected and qualified. It is the Board’s opinion that because of the candidates’ business experience and their tenure as directors of the Company, they are sufficiently familiar with the Company and its business to be able to competently direct the Company’s business affairs. Biographical information on all candidates is set forth in “Directors — Summary of Our Independent Directors.”
     If Mr. Pritchett, Mr. Schaefer, or Mr. Taylor becomes unavailable for election, which is not anticipated, the proxies will be voted for the election of such other person as the Board may recommend.
The Board of Directors recommends that shareholders vote “FOR” the Nominees for Director set forth above.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Grant Thornton LLP served as the Company’s independent registered public accounting firm for fiscal 2010 and has reported on our financial statements. The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2011. The Board of Directors is asking shareholders to ratify this selection. Although SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board of Directors on a key corporate governance issue.
     Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2011.

CORPORATE GOVERNANCE MATTERS
General
     Our Corporate Governance Guidelines address the following matters, among others: director qualifications, director responsibilities, Board Committees, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation and succession planning. The Corporate Governance Guidelines also contain categorical standards, which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors. A copy of these guidelines is available free of charge upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
Board Size
     The Company’s Bylaws provide that the number of directors will be nine.
Director Independence
     Our Governance Guidelines provide that the Board of Directors is to be composed of a majority of independent directors. The Board has determined that each non-employee director meets the standards regarding independence set forth in the Corporate Governance Guidelines of the Company and in compliance with NYSE rules and has no material relationship with the Company. The Board of Directors has determined that the independent directors, which will consist of Mr. Price, Mr. Pritchett, Mr. Quiroz, Mr. Taylor, Mr. Long, Mr. Schaefer, and Mr. Bracken, after election, constitute a majority of the Board.
Criteria for Membership on the Board
     When identifying director nominees, the Nominating and Corporate Governance Committee (the “Committee”) seeks director candidates with high personal and professional ethics, integrity and values, who have outstanding records of accomplishments in their chosen business or profession, and who will be committed to representing the long-term interest of the Company’s shareholders. The Board seeks members reflecting a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.
Director Nomination Process
     The charter of our Nominating & Corporate Governance Committee (the “Nominating Committee”) allows shareholders to recommend to the Nominating Committee candidates for membership on the Board of Directors. To recommend a candidate for director using this process, the shareholder must follow procedures set forth in the Nominating Committee Charter and the candidate must meet the qualification standards set forth in the Company’s Corporate Governance Guidelines.
     Only shareholders that have owned at least 5% of the outstanding shares of our Common Stock for more than one year from the date of the shareholder’s recommendation may submit the name of a candidate for the Nominating Committee to consider for nomination. To propose a candidate, the shareholder must provide the following information in the shareholder’s notice:
•	Name of the candidate;

•	A resume and brief biographical sketch of the candidate;

•	Proof that the shareholder owns 5% or more of the outstanding shares of our Common Stock;

•	Proof that the shareholder has owned at least 5% of the outstanding shares of our Common Stock for more than one year from the date of the shareholder’s recommendation; and

•	The candidate’s consent and willingness to serve on the Board if elected.
     To include a candidate in any proxy statement for the election of directors, the Company will also need the following information:
•	The nominee’s name, age and business and residence address;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of our Common Stock, if any, owned by the nominee;

•	The name and address of the nominating shareholder as they appear on the Company’s books;

•	The class and number of shares of our Common Stock owned by the nominating shareholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the shareholder and the nominee; and

•	Any other information regarding the nominee or shareholder that would be required to be included in a Proxy Statement relating to the election of directors.
     Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources. The Nominating Committee will request and review the resume of any of the candidates based on the qualifications set forth in the Nominating Committee Charter and the Company’s Governance Guidelines. There can be no more than one shareholder nominee in our Proxy Statement for any given Annual Meeting.
Board Responsibilities
     Our business is managed under the direction of the Board. The Board monitors management on behalf of the shareholders. Among the Board’s major responsibilities are:
•	Selection, compensation and evaluation of the Executive Officers and oversight of succession planning for the Chief Executive Officer;

•	Assurance that processes are in place to promote compliance with law and high standards of business ethics;

•	Oversight of Ennis’ strategic planning;

•	Approval of all material transactions and financings;

•	Understanding Ennis’ financial statements and other disclosures and evaluating and changing where necessary the process for producing accurate and complete reporting;

•	Using its experience to advise management on major issues facing Ennis; and

•	Evaluating the performance of the Board and its committees and making appropriate changes where necessary.
     Directors are expected to maintain a good attendance record, and familiarize themselves with any materials distributed prior to each Board or committee meeting. All directors may place items on agendas for Board meetings. The chair of the Committee clears agendas for the meeting of committees of the Board, and committee members may place items on the agenda.

Board Leadership Structure, Board Meetings and Executive Sessions
     The Board does not maintain a strict policy regarding the separation of the offices of Chairman and CEO. The Board does review its structure on an annual basis and definitely believes this is a matter that should be part of any succession planning process. We currently believe there is no benefit in separation of the two offices considering the open and effective relationship the Board enjoys with the incumbent CEO.
     As discussed in our Corporate Governance Guidelines, we have an established policy for a Committee Chairman to act as lead director to liaison with the CEO, establish agenda items for Board meetings and executive sessions, and moderate the executive sessions. The lead director serves on a pre-established rotating basis with the other Committee Chairs.
     The Board of Directors not only holds regular quarterly meetings, but also holds other meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s regulatory filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.
     Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. All Board Committees regularly meet in executive session without management, unless they are expressly invited to attend and provide information.
Committees of the Board
     The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and are comprised entirely of independent directors. Each committee also holds regular executive sessions at which only committee members are present.
Director Access to Management and Independent Advisors
     All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board, and executive management frequently meets with Board members on an individual basis. The Board and its Committees are empowered to hire, at the Company’s expense, their own financial, legal and other experts to assist them in addressing matters of importance to the Company.
Board Self-Evaluation
     The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to such committee. In addition, annually each member of the Board is individually evaluated by each other member of the Board.
Director Orientation and Education
     Directors are provided extensive material regarding Ennis upon their initial election to the Board, including a binder containing information regarding Ennis and its policies and various administrative and legal matters. Other orientation procedures include meetings with senior executives of the Company in its major business units. Board meetings are occasionally held outside the corporate office to permit directors to visit operating locations of Ennis subsidiaries.
Non-Employee Director Compensation and Stock Ownership
     The Board of Directors is responsible for establishing compensation for the Company’s non-employee directors. Our Nominating and Corporate Governance Committee also reviews with the assistance of an outside consultant, non-employee director compensation and benefits on an annual basis and makes recommendations to the Board regarding appropriate compensation for their approval. It is the Company’s policy that a portion of non-employee directors’ compensation should be equity-based. For details on the compensation currently provided to non-employee directors, please see Director Compensation section of this proxy statement.
     In 2009, a stock ownership policy for all non-employee directors was adopted by the Board. This policy requires that all non-employee directors will maintain at all times a minimum ownership investment in the Company’s common stock equal to three times their respective cash compensation, with additional ownership investment encouraged. A newly elected non-employee director has five years to satisfy this minimum ownership investment. For additional information of non-employee director stock ownership, please see Security Ownership of the Board of Directors and Executive Officers section of this Proxy Statement.
     The Company also expects all directors to comply with all federal and state laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company. The Company has procedures in place to assist directors in complying with these laws.
Code of Business Conduct and Ethics
     The Company has adopted a Code of Business Conduct and Ethics for Directors and Employees designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business Conduct and Ethics applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, and all executive officers. Our Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Code of Business Conduct and Ethics is available free of charge by contacting Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, TX 76065-0403.
Risk Oversight
     The Board exercises oversight of the Company’s operational, financial, and strategic matters, as well as compliance and legal risk. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s three standing committees oversee certain risks, and the Audit Committee coordinates the risk oversight role exercised by various committees and management.
Communication with the Board
     The Board of Directors maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may e-mail, call, or write to the Board, as more fully described on the Company’s website under the “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder/interested parties communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder and interested parties communications will be forwarded by the Corporate Secretary unopened to Thomas R. Price, Chairman of the Nominating and Corporate Governance Committee.

DIRECTORS
Term
     The Company’s directors consist of three classes serving in staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.
Director Independence and Qualifications
     As set forth in the Company’s Corporate Governance Guidelines, in selecting its slate of nominees for election to the Board, the Nominating and Corporate Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company, and with respect to incumbent directors, past performance on the Board. See Corporate Governance Matters-Criteria for Membership on the Board section of this proxy statement. The Board has determined that all three nominees have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE. In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation, and commitment that is mandated by the Board. Presented below is the biographical information of all our Board members, including the nominees (Messrs. Pritchett, Schaefer and Taylor).
Summary of Our Independent Directors
     There is no family relationship among any of our directors and executive officers. The following table, listed in alphabetical order, sets forth the names of our current non-employee directors and nominees for director and their respective ages and positions with the Company.

Directors’ Name	Age	Director Since	Term Expires	Positions
Frank D. Bracken	69	2008	2011	Director
Godfrey M. Long, Jr.	68	2006	2012	Director
Thomas R. Price	71	1989	2012	Director
Kenneth G. Pritchett	72	1999	2010	Director
Alejandro Quiroz	57	2003	2012	Director
Michael J. Schaefer	59	2007	2010	Director
James C. Taylor	68	1998	2010	Director
     Set forth below is a description of the backgrounds of our non-employee directors, including the nominees for director. Information regarding our current employee directors (Messrs. Walters and Magill) can be found under Executive Officers — Summary of Our Executive Officers section of this Proxy Statement.
     Frank D. Bracken, retired. President of Haggar Clothing Co. from 1994 to 2006. He held various positions with the Company during his 42 year tenure. Mr. Bracken sits on the Chancellor’s Advisory Committee at the University of North Texas (“UNT”) and is a director of the UNT Foundation, the UNT Athletic Board, and the UNT Business Board. He is the past president of the board of directors of Big Brothers Big Sisters of North Texas and Chairman of the Board for the National Big Brothers Big Sisters of America. Mr. Bracken serves on the public company board of Online Vacation Center (OVC) and is also a member of OVC’s Audit and Compensation Committees. Mr. Bracken is a member of both the Audit Committee and Compensation Committee. Mr. Bracken’s public company experience as a President and board member, along with extensive experience in apparel manufacturing, marketing, branding, sourcing, and product development provide him with strong insight, particularly with regard to apparel manufacturing and marketing matters, and make him an appropriate and valuable member of our Board and of our Audit Committee and Compensation Committee.
     Godfrey M. Long, Jr., Business Coach for owners of businesses and key executives focusing on effective management skills and strategic thinking. Mr. Long is a former Consultant and Director of Graphic Dimensions in Atlanta, Georgia, a printing company and forms manufacturer from 2003 to 2007. Mr. Long was Chairman and CEO of Short Run Companies, a forms manufacturer in Newport, Kentucky from 1984 to 2002. Mr. Long is a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Long’s extensive experience in manufacturing and his seven years experience as a board member of the DMIA provide him with strong insight into the manufacturing, marketing and strategic planning challenges facing the print industry today, and make him an appropriate and valuable member of the Board and of our Compensation Committee and Nominating and Corporate Governance Committee.
     Thomas R. Price, Owner and President of Price Industries, Inc., a real estate and investment company and Price Oil, L.P., a company engaged in oil and natural gas production. Mr. Price has been engaged in his present occupation since 1968. Mr. Price is the chair of the Nominating and Corporate Governance Committee and is a member of the Audit Committee. Mr. Price has served on numerous boards and was the President and CEO of Congress Drive, a power transmission products manufacturing company for 27 years. Mr. Price’s strong manufacturing experience and prior Board experience provide him with a strong insight, particularly with respect to manufacturing, finance and corporate governance issues, and make him an appropriate and valuable member of our Board and of our Nominating and Corporate Governance Committee and Audit Committee.
     Kenneth G. Pritchett, President of Ken Pritchett Properties, Inc. Ken Pritchett Properties, Inc. is a Commercial and Residential Development Corporation in the Dallas/Ft. Worth Metropolitan area since 1968, specializing in small commercial, medical, office parks and exclusive residential development. Mr. Pritchett is a member of the Board of Methodist Hospitals of Dallas and sits on the planning committee for 5 of the hospitals within the network. Mr. Pritchett has served as President of the Homebuilders Association of Dallas/Fort Worth and has been an executive officer of both the Texas and National Homebuilders Associations. Mr. Pritchett holds an MBA from U.C. Berkeley in Economics. Mr. Pritchett currently chairs the Audit Committee of the Company and was the past chair of the Company’s Compensation Committee. Mr. Pritchett’s extensive experience in finance, architecture and engineering provide him with a strong insight, particularly with regard to finance and construction aspects relating to our new manufacturing facility in Agua Prieta and make him an appropriate and valuable member of our Board and of our Audit Committee.
     Alejandro Quiroz, Chairman of the Board of NEXT, a Mexican printing company, and President of Presto Capital, a commercial real estate company. Mr. Quiroz has served in his present position for over ten years. Mr. Quiroz, currently a resident of San Antonio, Texas, has been engaged in the printing business in both the United States and Mexico, primarily in an executive capacity, since 1975. Mr. Quiroz is a member of both the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Quiroz was crucial in putting together a group of investors to form the Leader Graphic Arts Group in Mexico. He was one of the founders and President of the Mexican Franchise Association in Mexico and was one of the founders and President of the Mexican Entrepreneurs Association in San Antonio, Texas. Mr. Quiroz’s extensive experience in running businesses in both the United States and Mexico provide him with a strong insight into cross-border, legal and cultural challenges facing United States companies doing business in Mexico. He has been an invaluable liaison between the Company and Mexico’s political system in helping the Company build its new apparel manufacturing facility in Agua Prieta, Mexico. His skills and expertise make him an appropriate and valuable member of our Board and of our Compensation Committee and Nominating and Corporate Governance Committee.
     Michael J. Schaefer, Executive Vice President, Chief Financial Officer and Treasurer of Methodist Health System, Dallas, TX (“Methodist”). Methodist owns and operates acute care hospitals and associated services in the Dallas metropolitan area. Mr. Schaefer has served in his present position with Methodist since 1982 and joined Methodist in 1979. Prior to Methodist, Mr. Schaefer was an audit supervisor with the public accounting firm of Ernst & Ernst (now Ernst & Young) where he worked from 1972 to 1979. Mr. Schaefer is a member of the American Institute of Certified Public Accountants. Mr. Schaefer is a member of the Audit Committee. Mr. Schaefer’s extensive experience as a Chief Financial Officer and public company audit experience with Ernst & Young provide him with a strong insight, particularly with regard to accounting, corporate finance, internal/financial control environments and financial and system risks matters, and make him an appropriate and valuable member of our Board and of our Audit Committee.
     James C. Taylor, former Principal of The Anderson Group, Inc. from 1989 until 2009, where he served as CEO of four manufacturing firms owned by the Company. Prior to 1989, Mr. Taylor was with United Technologies Automotive for 19 years in various capacities with the last seven years as a Senior Group Vice President of two separate manufacturing groups. Mr. Taylor is the chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Taylor’s extensive experience in manufacturing provides him with a strong insight, particularly with regard to operations, cost systems strategic planning and business management and make him an appropriate and valuable member of our Board and of our Compensation Committee and Nominating and Corporate Governance Committee.
Attendance
     During fiscal year 2010, the Board of Directors met four times. No incumbent directors attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member. In addition, the Directors are encouraged and expected to attend the annual meetings of the Company’s shareholders. All of the incumbent directors attended the fiscal 2009 Annual Meeting of Shareholders and are expected to attend the fiscal 2010 meeting.
Committee Membership
The Company currently has three standing committees of the Board: Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. Each committee currently is comprised of non-employee directors, all of whom are considered independent under NYSE listing standards and our Governance Guidelines. The Board of Directors and the members of each committee meet regularly in executive session without management. The charters for these committees can be found on the Company’s website at www.ennis.com under the “Corporate Governance” caption in the “Investor Relations” section. A copy of these charters is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.
The following table details the membership of each of our committees as of February 28, 2010 and the number of times during the year each of these committees met.

Nominating
and Corporate
Directors’ Name	Audit	Compensation	Governance
Number of meetings held during fiscal year end February 28, 2010	5	5	3
Non-Employee Independent Directors
Frank D. Bracken	X	X
Godfrey M. Long, Jr.		X	X
Thomas R. Price	X		C
Kenneth G. Pritchett (1)	C
Alejandro Quiroz		X	X
Michael J. Schaefer	X
James C. Taylor		C	X

C	Committee Chairman

X	Committee Member

(1)	Mr. Pritchett resigned from the Compensation Committee on April 22, 2009 and was not replaced.
Audit Committee
     During fiscal year 2010, the Audit Committee met five times. The Audit Committee (i) discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices and significant corporate risk exposures, and steps management has taken to monitor, control and report such exposures; (ii) monitors the qualifications, independence and performance of our independent auditors and internal auditors; (iii) monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our code of business conduct and ethics; and (iv) maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.

Compensation Committee
     During fiscal year 2010, the Compensation Committee met five times. The Compensation Committee oversees and administers our executive compensation policies, plans, and practices and assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. In particular, the Compensation Committee is charged with assisting the Board in (i) assessing whether the various compensation programs of the Company are designed to attract, motivate and retain the senior management necessary for the Company to deliver consistently superior results and are performance based, market driven and shareholder aligned; (ii) its oversight of specific incentive compensation plans adopted by the Company, with the approval of this Committee, included stock plans, supplemental executive retirement plans and short term and long term incentive compensation plans for members of senior management of the company; (iii) assessing the effectiveness of succession planning relative to senior management of the Company; (iv) its approval, review and oversight of benefit plans of the company; (v) its oversight of the performance and compensation of the Chief Executive Officer of the Company and the other members of the senior management team of the Company. In addition, the Compensation Committee will direct the production of all reports that the SEC rules require be included in the Company’s annual proxy statement; and (vi) assessing compensation programs for material risks to the health of the Company. For further information regarding the Compensation Committee’s role in determining executive compensation, please see the Compensation — Compensation Discussion & Analysis below.
Nominating and Corporate Governance Committee
     During fiscal year 2010, the Nominating and Corporate Governance Committee met three times. The Nominating and Corporate Governance Committee identifies, investigates and recommends to the Board director candidates with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meets the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable committee meetings.
     The Nominating and Corporate Governance Committee has no specific policy on diversity. However, one factor among the criteria used to evaluate nominees for the Board is diversity of viewpoints, background, experience, accomplishments, education and skills. The Board believes that such diversity provides varied perspectives which promotes active and constructive dialogue among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes this diversity is demonstrated in the varied experience, qualifications and skills of the members of the Board. In the Board’s executive sessions and in annual performance evaluation conducted by the Board, the Board from time to time considers whether the Board’s composition reflects such diversity and whether such diversity promotes a constructive and collegial environment. In determining whether an incumbent director should stand for re-election, the Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor, as well as the individual’s satisfaction of the criteria for nomination of directors as set forth in our Corporate Governance Guidelines and other matters determined by the Board.
Compensation Committee Interlocks and Insider Participation
     All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2010, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of this Corporation.

EXECUTIVE OFFICERS
Summary of Our Executive Officers
     The following table, listed in alphabetical order, sets forth the names of our executive officers and their respective ages and positions with the Company. For those executive officers on our Board of Directors, it indicates the date they became a board member and when their current term expires. There is no family relationship among any of our directors and executive officers.

		On
		Board	Term
Name	Age	Since	Expires	Positions
Irshad Ahmad	42	—	—	Vice President - Apparel Division
Ronald M. Graham	62	—	—	Vice President - Adminisiration
Michael D. Magill	62	2008	2011	Executive Vice President and Director
Richard L. Travis, Jr.	54	—	—	Secretary, CFO and Vice President - Finance
Keith S. Walters	60	1997	2011	Chairman of the Board, CEO, President and Director
Set forth below is a description of the backgrounds of our executive officers.
     Irshad Ahmad, Vice President — Apparel Division and Chief Technology Officer. Mr. Ahmad assumed the additional responsibilities of Vice President — Apparel Division in September 2008. In July 2008 Mr. Ahmad became an executive officer of the Company with his appointment to the Chief Technology Officer position. Prior to his promotion, Mr. Ahmad served as Vice President of Corporate Information Technology since 2007. He was the Vice President of IT for Alstyle Apparel (Ennis’ Apparel Segment) since 2001 and assumed the additional role of Vice President of Operations at Alstyle in 2005 until moving to corporate in 2007. Prior to joining the Company, Mr. Ahmad worked with GoInvest.com as senior database engineer to design and support development of their online trading system and financial search engine. He also served as head of the software development team for Soft Integrated Systems in Pakistan, during which time he was engaged in an ERP development project in the U.S. He has an undergraduate degree in Physics and Math and a Master’s of Computer Science.
     Ronald M. Graham, Vice President — Administration. Mr. Graham joined the Company in January 1998 as Director of Human Resources and subsequently was elected to Vice President Administration and Officer in June 1998. Mr. Graham served as a Director from 1998-1999 by appointment and was elected and served as Director from June 2003 until June 2008. Prior to joining the Company, Mr. Graham was with E.V. International, Inc. (formerly Mark IV Industries, Inc.), an electronics manufacturing company, for 17 years as Director Employee Relations and Vice President Administration. Prior to that time, Mr. Graham was with Sheller-Globe Corporation, an automotive manufacturing company, for three years as Director of Labor Relations. Mr. Graham has primarily been responsible for managing the human resource functions and related administration including benefit plans, organizational planning, insurance, labor relations and payroll.
     Michael D. Magill, Executive Vice President. Mr. Magill joined the Company in 2003 as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005. Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc., a manufacturer and distributor of business forms, for six years. Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation, a publicly traded finance company. Mr. Magill joined KBK Capital Corporation after ten years with MCorp, a publicly traded bank holding company, where he held various positions beginning as head of corporate finance and ending as CFO during MCorp’s bankruptcy.
     Richard L. Travis, Jr., Vice President — Finance, Chief Financial Officer, and Secretary. Mr. Travis joined the Company in November 2005 as Vice President Finance and Chief Financial Officer. Previously, Mr. Travis was employed as the Chief Financial Officer and Senior Vice President of Human Resources with Peerless Mfg. Co. in Dallas, Texas, a publicly traded manufacturer of filtration/separation and environmental systems for the gas, petrochemical, refinery and power markets from February 2002 to November 2005. Prior to his experience at Peerless, Mr. Travis served as the Chief Financial Officer at TrinTel Communications, a provider of services to the wireless industry, from January 1999 to December 2001, as President/Chief Operating and Chief Financial Officer at CT Holdings, Inc., a publicly traded software development and incubation company, from December 1996 to December 1999, and as Executive Vice President and Chief Financial Officer for 10 years at Texwood Industries, Inc., a multi-state/country manufacturer of kitchen cabinets and doors. His 10 years of public accounting experience included positions as a Senior Audit Manager at Grant Thornton LLP as well as audit experience with Laventhol & Horwath and Ernst & Whinney (now Ernst & Young). Mr. Travis is a registered certified public accountant.
     Keith S. Walters, Chairman of the Board, CEO and President. Mr. Walters joined the Company in August 1997 as Vice President-Commercial Printing Operations and was appointed Vice Chairman of the Board and Chief Executive Officer in November 1997. Prior to joining the Company, Mr. Walters was with Atlas/Soundolier, a division of American Trading and Production Company, a manufacturer of electronic sound and warning systems, from 1989 to 1997, as Vice President of Manufacturing. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies Corporation, an automotive parts and manufacturing company, for 15 years, primarily in manufacturing and operations.

SECURITY OWNERSHIP
Security Ownership of the Board of Directors and Executive Officers
     The following table sets forth information regarding the beneficial ownership of our Common Stock as of May 3, 2010 for our Common Stock beneficially owned by each director, each of the executive officers, and all directors and executive officers as a group:
     The percentages of shares outstanding provided in the table are based on 25,896,934 voting shares outstanding as of May 3, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of May 3, 2010 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. In addition, the following shares have not been pledged by the respective officers or directors, unless otherwise stated in the footnotes following the table. The address of our directors, the director nominee, and executive officers listed below is c/o Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

					Percentage
		Vested (1)			of
	Shares	Stock	Option		Outstanding
Name/Group	Owned	Awards	Awards	Total	Shares
Irshad Ahmad	11,433	—	6,300	17,733	*
Frank D. Bracken	5,633	1,333	—	6,966	*
Ronald M. Graham	45,995	—	11,450	57,445	*
Godfrey M. Long, Jr. (2)	11,932	1,468	—	13,400	*
Michael D. Magill	25,357	—	21,300	46,657	*
Thomas R. Price (3)	107,432	1,468	17,500	126,400	*
Kenneth G. Pritchett (4)	42,432	1,468	12,500	56,400	*
Alejandro Quiroz	10,932	1,468	14,000	26,400	*
Michael J. Schaefer	10,266	2,134	—	12,400	*
James C. Taylor	33,932	1,468	25,000	60,400	*
Richard L. Travis, Jr.	21,799	—	8,950	30,749	*
Keith S. Walters	252,803	—	30,200	283,003	1.1%

All directors and officers, as a group (12 individuals)	579,946	10,807	147,200	737,953	2.8%

*	Denotes ownership of less than 1%

(1)	Amounts include those awards that would be vested within 60 days of the Record Date (5/3/10).

(2)	Indirect shares attributable to Mr. Long include 1,000 shares held by Mr. Long’s wife.

(3)	Included in directly owned is 30,000 shares held in irrevocable trust that Mr. Price exercises sole voting control over. Mr. Price disclaims beneficial ownership of his sister-in-laws’ portion of 20,000 shares jointly owned by her and Mr. Price’s wife. Reflected in the table is his wife’s interest only (10,000 shares).

(4)	Shares attributable to Mr. Pritchett are held in trust for the benefit of the named director. Mr. Pritchett exercises sole voting rights with respect to such shares.

Security Ownership of Certain Beneficial Owners
     The following table gives information regarding all of the persons known by us to own, in their name or beneficially 5% or more of our outstanding Common Stock as of May 3, 2010.

			Percent of
			Combined
Name and Address		Number	Voting
of Beneficial Owner	Class	of Shares	Power (1)
Capital Research Global Investors (2)	Common	2,160,710	8.3%
333 South Hope Street Los Angeles, CA 90071

Dimensional Fund Advisors, LP (3)	Common	2,106,279	8.1%
6300 Bee Cave Road, Building One Austin, TX 78746

Royce & Associates, LLC (4)	Common	1,926,012	7.4%
745 Fifth Avenue New York, NY 10151

BlackRock Inc. (5)	Common	1,495,159	5.8%
40 East 52nd Street New York, NY 10022

Allianz Global Investors Managed Accounts LLC (6)	Common	1,516,179	5.9%
1345 Avenue of the Americas, 49th Floor New York, New York 10105

(1)	Calculated based on number of voting shares outstanding as of May 3, 2010.

(2)	This information is based on a Schedule 13G filed pursuant Rule 13 d-1(b) with the Securities and Exchange Commission by Capital Research Global Investors on February 11, 2010.

(3)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Dimensional Fund Advisors LP on February 8, 2010. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the funds.

(4)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Royce & Associates, LLC on January 25, 2010.

(5)	This information is based on a Schedule 13G filed pursuant to Rule 13(d) with the Securities and Exchange Commission by BlackRock Inc. on January 29, 2010.

(6)	The information is based on a Schedule 13G filed pursuant to Rule 13(d)-1(b) with the Securities and Exchange Commission by Allianz Global Investors Managed Accounts, LLC (“AGIMA”) on February 12, 2010. AGIMA is a Delaware limited liability company and investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. The ownership indicated is held by certain investment advisory clients or discretionary accounts of which AGIMA is the investment adviser. Investment advisory contracts grant AGIMA all voting and/or investment power over the securities held by such clients or accounts. As a result, AGIMA may be deemed to be the beneficial owner within the meaning of rule 13d-3 under the Securities Exchange Act of 1934.

AUDIT-RELATED MATTERS
Audit Committee Report
     The Audit Committee of the Board (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of four non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, Michael J. Schaefer, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on June 19, 2009. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. To assist it in fulfilling its oversight, the Committee regularly meets separately with the internal auditor, the independent auditors, management and the Company’s outside counsel. The following report summarizes certain of the Committee’s activities in this regard during the fiscal year ended February 28, 2010.
Independent Auditors and Internal Audit Matters
     The Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements, including the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During fiscal 2010, the Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described in Independent Auditor’s Services and Fees section of this proxy is compatible with maintaining their independence. The Audit Committee has also appointed Grant Thornton LLP as the Company’s independent auditors for fiscal year 2011, and the Board concurred in its appointment.
     The Audit Committee has reviewed and approved the annual internal audit plan and has met regularly with the Company’s internal auditor, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.
Financial Statements for the Fiscal Year Ended February 28, 2010
     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of the Company’s internal control over financial reporting.
     In this context, the Audit Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended February 28, 2010. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.
     In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on

Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.
     In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010 for filing with the SEC.
THE ENNIS, INC. AUDIT COMMITTEE
Kenneth G. Pritchett, Chairman
Frank D. Bracken
Thomas R. Price
Michael J. Schaefer
Policy Regarding Pre-Approval of Services Provided by the Independent Auditors
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services and may include, to a very limited extent, specifically designated non-audit services, which in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.
Independent Auditor’s Services and Fees
     Grant Thornton LLP served as our independent registered public accounting firm during our fiscal years ended February 28, 2010 and February 28, 2009. For the fiscal year ended 2010 and 2009, we were billed the following fees by Grant Thornton LLP:

	Fiscal 2010	Fiscal 2009
Audit Fees (1)	$685,714	$773,202
Tax Fees (2)	90,721	141,354

	$776,435	$914,556

(1)	Aggregate fees for professional services billed for the audit of the Company’s consolidated financial statements, including internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.

(2)	Fees for tax services, tax advice, and state, federal and international tax consultation.
     The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

COMPENSATION
Director Compensation
     The Company compensates its non-employee directors using a mix of compensation, including: an annual cash retainer, meeting fees and committee chair fees and stock option and restricted stock grants. Directors who are Company employees receive no additional compensation for serving on the Board.
Cash Compensation
     All non-employee directors received $24,000 annual cash compensation (the retainer) and $2,000 per Board meeting fee. All retainers are paid monthly and meeting fees are paid as incurred. Non-employee directors serving in specified committee positions also received the following additional cash compensation.
•	$6,000 Chair of the Audit Committee

•	$6,000 Chair of the Compensation Committee

•	$6,000 Chair of the Nominating and Corporate Governance Committee

•	$1,500 All other Committee members — per meeting fee
Equity Compensation
     In addition to cash compensation, all non-employee directors receive annual stock grants, which can take the form of stock options or restricted stock units. Stock option and restricted stock grants typically vest ratably over four years and three years, respectively. Options are granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. In addition, new Board members, upon their initial election, receive either a grant of stock options or restricted stock. During fiscal year 2010, each member of the Board received a grant of 2,400 restricted stock units.
     The following table sets forth the information regarding compensation earned by the Company’s non-employee directors during the year ended February 28, 2010:

					Pension
					Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive	Deferred
	in Cash	Awards	Awards	Plan	Compensation	All Other
Directors’ Name	($)	($) (1)	($)	Compensation	Earnings	Compensation	Total
Frank D. Bracken	$47,000	$21,456	$—	$—	$—	$—	$68,456
Godfrey M. Long, Jr.	$44,000	$21,456	$—	$—	$—	$—	$65,456
Thomas R. Price	$50,000	$21,456	$—	$—	$—	$—	$71,456
Kenneth G. Pritchett	$48,500	$21,456	$—	$—	$—	$—	$69,956
Alejandro Quiroz	$52,500 (2)	$21,456	$—	$—	$—	$—	$73,956
Michael J. Schaefer	$39,500	$21,456	$—	$—	$—	$—	$60,956
James C. Taylor	$50,000	$21,456	$—	$—	$—	$—	$71,456

(1)	The aggregate grant date fair value for stock awards grated in the applicable year. The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2010. Presented below are the grant date fair value of each stock award granted in fiscal year 2010 and the aggregate number of stock and option awards outstanding on February 28, 2010. There was no option awards granted during fiscal year 2010.

(2)	Includes $10,000 authorized by the Board to be paid to Mr. Quiroz for his services in connection with the construction of the new manufacturing facility in Agua Prieta, Mexico.

     The following table sets forth the information regarding stock awards granted during and outstanding as of February 28, 2010 with respect to the Company’s non-employee directors:

		Restricted	Grant	Total Stock	Total Option
	Date of	Stock Units	Date Fair	Awards	Awards
Directors’ Name	Grant	Awarded	Value	Outstanding	Outstanding
Frank D. Bracken	4/29/2009	2,400	$21,456	5,067	—
Godfrey M. Long, Jr.	4/29/2009	2,400	$21,456	4,668	—
Thomas R. Price	4/29/2009	2,400	$21,456	4,668	17,500
Kenneth G. Pritchett	4/29/2009	2,400	$21,456	4,668	12,500
Alejandro Quiroz	4/29/2009	2,400	$21,456	4,668	14,000
Michael J. Schaefer	4/29/2009	2,400	$21,456	5,334	—
James C. Taylor	4/29/2009	2,400	$21,456	4,668	25,000
Executive Compensation
Compensation Discussion and Analysis
     The following section describes our compensation structure and programs for our named executive officers. The discussion primarily focuses on the compensation elements and decisions during our fiscal year ended February 28, 2010. We address why we believe the elements of our program are right for our Company and our shareholders as we explain how compensation is determined.
     Ennis currently has five named executive officers. They have the broadest job responsibilities and policy authority in the Company. They are held accountable for the Company’s performance and for maintaining a culture of strong ethics and integrity. The details of compensation for our CEO, CFO and three other named executive officers can be found in the tables within this section.
Overview
Who is responsible for determining the compensation of executive officers?
     The Compensation Committee (the “Committee”) of our Board of Directors determines compensation for all executive officers, including named executive officers. The Committee consists entirely of independent directors who are determined by the Nominating and Corporate Governance Committee of the Board of Directors. The Committee reviews the performance of the Company, assesses the performance of the individuals, and will from time to time retain the services of an independent consulting firm, obtaining “best practice” advice as well as research of compensation plans for comparable executives within the manufacturing industry and more specifically the printing and apparel sectors. This past year, the Committee retained the services of Hewitt Associates, LLC as an independent compensation advisor. Hewitt Associates, LLC performs no other services for our Company.
     The ability of the Committee members to judge performance effectively is enhanced by the exposure they get to Ennis’ operations as members of our Board of Directors. The Board participates in regular updates on our business priorities, strategies and results through attendance at regularly scheduled Board meetings. The independent Directors schedule regular interviews with all key executives during the course of the year and have frequent interaction with and open access to executive officers. This gives them considerable opportunity to ask questions and assess the performance of individual executives and the Company.
     The Committee has taken action where appropriate and possible, to preserve the deductibility of compensation paid to the named executive officers in compliance with Internal Revenue Code Section 162(m), which requires, among other things, that executive compensation must qualify as “performance-based compensation” to qualify for and preserve tax deductibility.

What are the objectives of our compensation program for executive officers and what is it designed to reward?
     The objective of the compensation program for our executive officers is to hold them accountable for the financial and competitive performance of the Company and their individual contributions toward successful Company results. While the design and structuring of our executive compensation program is performance based and will ultimately include a larger “at risk” percentage of overall compensation, we do not believe it encourages excessive risk-taking. We believe the combination of compensation elements in the program provides the Named Executive Officers with the appropriate incentives to create long-term value for our shareholders by taking thoughtful and prudent actions to properly manage the Company for the ultimate benefit of all stakeholders. The compensation program is based on the following principles:
1.	Pay for performance — pay better than the market median for performance that is superior to competitors.
2.	Provide rewards that motivate executives to think and act in the best interest of our shareholders and insure they consider themselves a meaningful part of that group.
     The Committee judges performance based on three specific measures: revenue goals, operating margin and return on capital. Additionally, the Committee considers and assesses the Company’s progress in key strategic areas such as new markets served and acquisitions and the executive’s contribution in these key areas.
What are the elements of our executive compensation?
     Our executive compensation consists of four basic elements:
1.	Cash compensation, consisting of base salary and performance bonus.
2.	Long-term compensation awarded as equity, consisting generally of stock options and restricted stock units.
3.	Basic Company benefits, consisting of standard benefits as offered to other employees, including retirement benefits, health and life insurance.
4.	Perquisites, consisting of auto allowance, opportunity to defer cash compensation, supplemental retirement contributions and company-paid supplemental life insurance.
Why do we choose to pay each element and how do we decide how much to pay or include as compensation?
     We believe the combination of cash compensation and long-term equity compensation creates the right balance between performance, reward, retention and promotion of shareholders’ interests.
     The Committee determines the combination and amount of each of these elements when setting the levels of our executive’s compensation. Executive compensation is reviewed annually at the first quarterly Board meeting following the conclusion of our fiscal year. From time to time the Committee may meet to consider any off cycle changes that it deems appropriate because of changes in job responsibility or regulatory requirements.
     The specifics of each element are as follows:
Cash Compensation
     Cash compensation is a combination of base salary and performance bonus. Our objective is to deliver total cash compensation that reflects the Company’s performance as well as the executive’s individual contribution to that performance. If the Company and individual perform better than competitors, the goal is to deliver total cash compensation that is generally above the market median. If performance is below expectation, the total cash compensation will be generally below the market median.
     Base Salary — This is the least variable form of compensation intended to compensate the executive officers for the job duties assigned. The Company generally pays base salaries between the 50th and 75th percentile of the market for officers performing comparable jobs as indicated by market studies performed by outside independent consultants hired by and reporting only to the Compensation Committee. The base salary of executive officers can vary depending on the individual’s qualifications, experience, and performance and is at the Committee’s discretion.
     The Committee determines the target range for executive positions by gathering specific information about base salaries and total cash compensation for similar positions in the relevant study category as specified by the Committee. The relevant study category typically includes matching positions at manufacturing companies within our industry and other companies of a similar size. This information is compiled and supplied to the Committee by the independent compensation consultant selected by the Committee. The Committee may or may not adjust base salaries based upon its analysis of the study data and performance. A summary of this analysis and relevant information is included in the Discussion of Performance and Compensation Committee Actions for Fiscal Year 2010 and 2011, section of this report.
     Performance Bonuses — This element is variable and depends upon the Company’s performance and the executive officers’ contribution toward that performance. The Committee has full discretion to determine the participation in, and the allocation of, any developed bonus pool for the named executive officers.
     The Annual Performance Bonus Plan is designed to reward executives for the attainment of Company performance measures. Each executive is assigned a percentage of base salary eligibility for reaching targeted performance. A threshold is established at 95% of targeted performance before a bonus is considered. Executives are eligible for up to 150% of their assigned target percentage should targeted goals be reached or exceed 150%. These percentages are based upon the Committee’s determination of level of responsibility. The current percentages of base salary eligibility for the named executive officers are:

			Maximum
	Threshold	Target	150% of Target%
Keith S. Walters	0	60%	90%
Richard L. Travis, Jr.	0	40%	60%
Michael D. Magill	0	40%	60%
Ronald M. Graham	0	40%	60%
Irshad Ahmad	0	40%	60%
     A bonus pool is generated based upon these percentages if predetermined goals are met in the areas of profit, return on capital and sales. These goals are weighted by importance at 40% profit, 40% return on capital, and 20% sales growth. These goals are established and approved by the Board at the beginning of the fiscal year based upon the approved business plan. The business plan is presented to the Board for approval after review and analysis, to assure that the plan meets or exceeds strategic objectives for the year. Profit as used in this calculation is equal to our net earnings before the after tax impact of all bonus awards. Return on capital is computed by dividing our profit by our average shareholders’ equity during the fiscal year.
     When the year-end audited financials are available, the bonus pool is finalized by Management and presented to the Committee. The Committee analyzes the performance of the executive officers and the performance of the Company against the predetermined goals to determine the extent of bonus to be awarded. The Committee arrives at its own conclusions as to the level of bonus awards. They present the recommendations to the Board for discussion and approval. Only independent directors vote on the final awards.
     The Board also determines any discretionary bonus awards for the prior fiscal year period at the April quarterly meeting. Discretionary bonuses are sometimes awarded to executives for exceptional performance that was not anticipated by the business plan used in establishing the annual performance goals. An example would be a successful acquisition of a business during the previous year. Another could be the successful sale of a business during the year. The independent directors have the sole authority in determining and awarding any discretionary bonus. All bonuses awarded are performance based. A summary and discussion of Committee actions on performance bonuses is included in the Discussion of Performance and Compensation Committee Actions for Fiscal Year 2010 and 2011, section of this report.

Equity Awards
     Equity awards for our named executive officers have been granted from our 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on May 14, 2008, formerly the 1998 Option and Restricted Stock Plan amended and restated as of June 17, 2004. All previously granted awards are disclosed in the Outstanding Equity Awards at Fiscal Year End Table.
     When granted, equity awards are meant to align the interests of named executive officers with our shareholders, and to motivate and reward our executive officers to increase the shareholder value of the Company over the long term. The 2004 Long-Term Incentive Plan, as approved by shareholders, allocated 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock grants, stock appreciation rights, restricted unit grants, phantom stock options or other incentive awards. The Compensation Committee determines eligible employees, the timing of options and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of any stock options and other awards.
     We also believe that long-term incentive awards are a key element in retaining key individuals. The Committee believes it is important to retain a strong, capable executive team that has aligned interests with the Company’s shareholders. To further promote alignment of interests with shareholders, the Committee has recommended guidelines for Executive Stock Ownership (See Corporate Governance Guidelines). The type of equity awards granted under the 2004 Long-Term Incentive Plan include:
     Incentive Stock Options — Each stock option represents the right to purchase a specified number of shares of our Common Stock at the set exercise price subject to the terms of an option agreement. The exercise price is the fair market value of the Company’s stock on the day the Committee grants the option. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of the stock. Any increase in the value of the stock benefits all our shareholders, which aligns the executive and shareholder interests. These options generally vest ratably over three to five years. They have a term of ten years.
     Non-Qualified Stock Options — This type of option is similar to the Incentive Stock Option and is typically used only when Incentive Stock Options are limited by the plan or IRS limitations.
     Restricted Stock Grants — The Committee can also grant awards of restricted stock to the executive officers. Any granted shares are typically granted with a restrictive vesting schedule, which renders the shares subject to substantial risk of forfeiture if or when an executive terminates employment prior to vesting. The stock is granted at the fair market value of the Company’s stock on the day the Committee awards the grant. The recipient of a grant is entitled to dividends on the shares beginning on the grant date. These grants typically vest ratably at 33 1/3 percent per year.
     There are additional methods of rendering stock value to recipients under the terms of the shareholder approved Long-Term Incentive Plan including, stock appreciation rights, phantom stock options and dividend equivalent rights. The Committee has determined that these methods will not be used at this time.
Perquisites
     The fourth basic element of compensation for the named executive officers are perquisites. The named executive officers typically enjoy the same benefit as all salaried employees; however, the Committee has determined that the named executive officers will receive an auto allowance as follows:

Mr. Walters	$12,000	Annually
Mr. Travis	$8,000	Annually
Mr. Magill	$8,000	Annually
Mr. Graham	$8,000	Annually
Mr. Ahmad	$8,000	Annually

Other Benefits
Retirement Plans
     All named executive officers participate in the Pension Plan for the Employees of Ennis, Inc. This is a Company funded defined benefit plan which promises a certain benefit to the eligible named executive officers upon normal retirement. Normal retirement is defined as the first day of the month of the latter of his 65th birthday or the fifth anniversary of participation if hired after age 60. The pension plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, years of service and reaching a normal retirement age of 65.
     The Internal Revenue Code limits the maximum annual compensation covered by the plan. The limit for 2010 is $245,000. This limitation as well as the limitation on highly compensated participants in the Ennis 401(k), significantly limits the retirement benefit for the named executive officers. This past year the Board decided that a select number of executives, including the named executive officers, would be granted a supplemental retirement benefit under the Ennis Deferred Compensation Plan to make-up some of the retirement benefit lost because of the imposed limitations. The Committee determined that the named executive officers would be granted a supplemental retirement benefit for the year equal to 12% of current base salary and bonus. The named executive officers were granted the following non-qualified deferred benefits during fiscal year 2010:

	Supplemental	Deferred 401(k)
	Retirement	Match (non-
	Benefit	qualified)
Mr. Walters	$165,443	$2,500
Mr. Travis	$60,924	$3,549
Mr. Magill	$78,944	$—
Mr. Graham	$45,994	$2,680
Mr. Ahmad	$55,776	$—
     All the named executive officers were eligible to participate in the Ennis 401(k) Plan, which is a qualified plan that allows all employees of the Company to save up to allowed limits on a before tax basis. The named executive officers did not receive any matching Company contributions under the qualified plan.
     All named executive officers were eligible to defer cash compensation under the Ennis Deferred Compensation Plan, which is a non-qualified plan that allows deferral of compensation until retirement or termination. The amounts deferred by the named executive officers are indicated in the above table.
     The named executive officers receive an annual non-qualified match of 25% limited to $5,000 for savings in the Company’s 401(k) Plan. The match would accumulate in the Company’s Non-qualified Deferred Compensation Plan.
     The named executive officers are eligible for Company paid supplemental term life insurance at the following benefit amounts:

Mr. Walters	$1,000,000
Mr. Travis	$500,000
Mr. Magill	$500,000
Mr. Graham	$500,000
Mr. Ahmad	$500,000
The Company’s contribution paid for this benefit is imputed as income to the executive and the named executive does not receive a tax gross up for this benefit.

In 2009, the Compensation Committee established certain company stock ownership guidelines coverings its executive officers. The guidelines are as follows:

Multiple
Name	of Base Salary
Mr. Walters	2.00 X
Mr. Magill	1.25 X
Mr. Travis	1.00 X
Mr. Graham	1.00 X
Mr. Ahmad	1.00 X
It is the expectation that each executive officer will reach and maintain this minimum level of ownership commitment within the later of 5 years from the adoption of this guideline or 5 years from the date of their appointment as an executive officer.
Employment Agreements
     The Committee has determined that it is in the best interests of the Company and its shareholders to enter into employment agreements with each of the named executive officers. The current agreements have initial terms, ranging from 1 to 3 years beginning January 1, 2009 and are automatically extended on a year-to-year basis after the initial term unless notification of non-renewal is given 60 days in advance of the agreement current expiration date. The employment contracts are referenced as exhibits to our Annual Report on Form 10K. We entered into these agreements to ensure the retention of covered executives and provide encouragement to perform their roles for an extended period of time with focus on annual and multiple year objectives.
     The agreements establish the beginning base salary, eligibility for bonuses, benefits, perquisites, as well as, certain non-compete, non-solicitation, and confidentiality covenants that protect the Company.
     Compensation upon termination is outlined in the agreements and described in detail below. If one of the named executive officers is terminated without cause or within two years after a change of control, or if the executive terminates the agreement for “good reason”, as defined in the agreement, then the executive would receive a multiple of current base salary and the prior year’s bonus as set forth in the following table.

	Without Cause	With Cause	Change of Control
	(base salary + bonus)	(base salary)	(base salary + bonus)
Mr. Walters	1X	0	2.99 X
Mr. Travis	1X	0	2.50 X
Mr. Magill	1X	0	2.50 X
Mr. Graham	1X	0	2.50 X
Mr. Ahmad	1X	0	2.50 X
     In addition to these cash severance amounts, the named executive officer would be eligible for continuation of basic employee group benefits if terminated without cause, upon a change of control triggering event or resigns for good reason and would also vest for all qualified plan benefits and be eligible to receive either pay or reimbursement for employee costs and expenses for outplacement services, as is customary and reasonable in the Dallas area for the executive’s level of responsibility. The basic benefit continuation period is three months for all named executive officers.
Definitions for Types of Termination Summarized from Employment Agreements.
     Termination by the Company includes termination at death, total disability of 90 days or more in any 12 month period or retirement. There would be no requirement for severance payment for these reasons.

     Termination for cause is defined to mean:
(i)	conduct by Executive constituting a material act of willful misconduct in connection with the performance of duties, including without limitation, violations of Company’s policies on sexual harassment, ethics, or any other policies then in effect; misappropriation of funds or property of Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or other willful misconduct that is below normal industry standards, as determined in the sole discretion of the Company;
(ii)	continued willful and deliberate non-performance by Executive of his duties where non-performance continues for more than ten (10) days following written notice of such non-performance, unless ten (10) days notice would be futile in correcting issues related to non-performance;
(iii)	Executive refuses or fails to follow lawful directives and such refusal or failure has continued for more than ten (10) days following written notice, unless the ten (10) days notice would be futile in correcting issues related to non-performance;
(iv)	any criminal or civil conviction of Executive, a plea of nolo contendere, or other conduct by the Executive that has resulted in or would result in material injury to the reputation of the Company including, without limitation, conviction or fraud, theft, embezzlement or crime involving moral turpitude;
(v)	a material breach by Executive of any of the provisions of the employment agreement;
(vi)	alcohol/drug addiction and failure by Executive to successfully complete a recovery program; or
(vii)	intentional wrongful disclosure of confidential information of Company or engaging in wrongful competitive activity with Company.
     Termination without cause is defined, generally, as any termination of Executive’s employment by the Company for any reason other than those specified above prior to the end of the term of the agreement.
     Termination by Executive. The Executive can terminate his employment for good reason as defined below and after providing thirty (30) days written notice to the Company. Good reason means any of the following:
(i)	Executive is removed from his position other than due to termination of the term of the employment agreement, discharge for cause, change of control, death, disability or retirement; or
(ii)	Company fails to make payment to the Executive required to be made by the employment agreement.
Severance Payment After Change of Control
     If any of the named executive officers is terminated within 90 days prior to or within two years after a change of control as defined by the employment agreements, the executive will be entitled to a lump sum severance payment and immediate vesting of benefits and long-term incentive awards and options. The value of these payments and benefits is set forth in the Potential Payments Upon Termination or Change in Control section.
     Under the terms of the current employment agreements the named Executives are entitled to a “Tax Gross Up” in connection with a termination and severance as a result of change of control. If the Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to the Agreement the Company shall pay to the Executive an amount equal to the amount of any such taxes imposed or to be imposed on the Executive. In addition the Company will “Gross Up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the Executive as a result of this gross up payment. The amount of these gross up payments will be determined by a nationally recognized accounting firm selected by the Company.

Discussion of Performance and Compensation Committee Actions for Fiscal Years 2010 and 2011
     The Committee met five times during fiscal year 2009-2010 for the purpose of considering overall compensation for the named executive officers of the Company. At those meetings, the members discussed and considered each officer’s performance and relative contribution toward the performance of the Company during the fiscal year. The Committee also discussed the bonus generated for the fiscal year and the performance factors that contributed to the pool. There were discussions about the competitive positioning for the year, the named executive officers’ 2009-2010 base salaries as compared to the compensation study supplied by the Committee’s independent compensation consultant, Hewitt Associates, LLC. Hewitt Associates, LLC was selected and appointed by the Compensation Committee. They report directly to the Committee. Hewitt Associates, LLC does not perform any other services for the Company. The Consultant’s study compared the named executive officers’ base salaries to those of direct competitors and similar sized general industrial companies of similar size. The industry competitors used in the study were:
Competitors:

Name of Company	Business
Cenveo, Inc.	Print Manufacturing
Standard Register, Inc.	Print Manufacturing
Delta Apparel, Inc.	Apparel Manufacturing
American Apparel, Inc.	Apparel Manufacturing
Bowne & Co. Inc.	Print Manufacturing
Consolidated Graphics Inc.	Print Manufacturing
Gildan Activewear Inc.	Apparel Manufacturing
Deluxe Corporation	Print Manufacturing
General Manufacturing:

Name of Company	Business
Enpro Industries Inc.	General Industry
Federal Signal Inc.	General Industry
Neenah Paper Inc.	General Industry
Viad Corp.	General Industry
     A summary of the earlier study results comparing base salaries is presented in the following table:

Executive Officers	Base Salary	50th Percentile	75th percentile
Mr. Walters	$838,000	$700,000	$780,000
Mr. Travis	$335,000	$325,000	$364,200
Mr. Magill	$460,000	$400,000	$486,000
Mr. Graham	$268,000	$253,600	$297,300
Mr. Ahmad	$325,000	$339,000	$397,600
     The Committee reviewed and considered the performance of the Company relative to the competitors and made the determination that the Company performed better than its direct competitors and that the executive management of the Company had performed at or above expectations. However, considering the current economic environment and the decision to place more emphasis on “at risk” compensation in the future, the Committee decided increases should be held to 2% percent. An exception was made for Mr. Ahmad who has the dual role of managing the apparel operations and the Company’s information technology department. Mr. Ahmad received a 15.4% increase in base salary.

Executive Officers	From	To	%
Mr. Walters	$838,000	$854,760	2.0%
Mr. Travis	$355,000	$362,100	2.0%
Mr. Magill	$460,000	$469,200	2.0%
Mr. Graham	$268,000	$273,360	2.0%
Mr. Ahmad	$325,000	$375,000	15.4%

     The Committee reviewed and considered the performance of the Company relative to the goals established in the annual incentive plan in order to determine the appropriate annual incentive awards for the named executive officers.
     For the year ending February 28, 2010, the performance bonus targets were established as part of the annual planning process. Each operational division of the Company submits its business plans for review to the executive officers of the Company. This review includes the consideration of the market circumstances, material cost, operational challenges and the appropriate level of task. All of the divisional plans and corporate expenses are combined to determine the overall business plan for the Company. The sales, profit before bonus, and return on capital goals are determined and recommended by executive management as the targets for the business year. After review and discussion the Board adjusts or approves the targets. The result is established as the business plan for the year with predetermined targets for sales, profit before bonus, and return on capital. The targets for the business year ended February 28, 2010 were:

Sales	$540,532,000
Profit before bonus	$34,197,000
Return on Capital	11.4%
     Reaching these targets would result in the generation of 100% bonus pool for the named executive officers. The Committee evaluates the performance of the individual named officers and determines the amount of bonus to be awarded from the bonus pool. For the year ended February 28, 2010, the following performance was achieved:

Sales	$517,738,000
Profit before bonus	$36,302,000
Return on Capital	12.0%
     The financial performance for the year resulted in the achievement of 107.5% of the target goals. Based on the achievement the Committee recommended and the Board approved incentive plan bonuses for the named executives according to formula and no adjustments were made. The following bonuses were awarded April 26, 2010:

Mr. Walters	$540,696
Mr. Travis	$152,703
Mr. Magill	$197,868
Mr. Graham	$115,280
Mr. Ahmad	$139,798
     In addition to the base salary adjustments and incentive plan bonus payments, the Committee determined that the following stock awards would be granted to the named executive officers and priced based on the closing market price of the Company’s common stock on April 28, 2010:

Mr. Walters	10,000	Non-Qualified Grants
Mr. Walters	20,000	Restricted Stock Grants
Mr. Travis	15,000	Non-Qualified Options
Mr. Travis	2,000	Restricted Stock Grants
Mr. Magill	20,000	Non-Qualified Options
Mr. Magill	1,500	Restricted Stock Grants
Mr. Graham	7,500	Non-Qualified Options
Mr. Graham	4,000	Restricted Stock Grants
Mr. Ahmad	20,000	Non-Qualified Options
Mr. Ahmad	1,500	Restricted Stock Grants
     These grants are made by the Committee under the terms of the Company’s Long Term Incentive Plan. Mr. Walters’ non-qualified grants vested immediately. The other non-qualified options and restricted stock grants vest 1/3 annually commencing on the first anniversary date of grant. All options/grants were priced based on the closing market price of the Company’s stock on April 28, 2010 ($18.46).

Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis section of the Company’s 2010 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2010 and its Annual Report on Form 10-K for the fiscal year ended February 28, 2010.
THE ENNIS, INC. COMPENSATION COMMITTEE
Frank D. Bracken
Godfrey M. Long, Jr.
Alejandro Quiroz
James C. Taylor, Chairman

Summary Compensation Table
The following table sets forth fiscal year end 2010 compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer and the three remaining most highly paid executive officers during the year ended February 28, 2010, collectively, the “named executive officers”.

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
				Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	Bonus	(1)	(2)	(3)	(4)	(5)	Total
Keith S. Walters	2010	$838,000	$—	$232,440	$—	$540,696	$486,487	$182,363	$2,279,986
Chairman of the Board,	2009	$827,802	$—	$309,800	$—	$105,000	$(373,820)	$232,180	$1,100,962
President and Chief	2008	$811,000	$—	$399,024	$—	$555,604	$(171,733)	$224,228	$1,818,123
Executive Officer

Richard L. Travis, Jr.	2010	$355,000	$—	$—	$23,745	$152,703	$97,046	$74,188	$702,682
Vice President - Finance,	2009	$348,884	$—	$130,116	$—	$26,500	$(54,248)	$95,965	$547,217
Chief Financial Officer	2008	$323,077	$—	$166,260	$—	$152,767	$10,520	$78,694	$731,318

Michael D. Magill	2010	$460,000	$—	$—	$31,660	$197,868	$155,502	$88,494	$933,524
Executive Vice President	2009	$450,075	$—	$151,802	$—	$30,000	$(107,608)	$114,550	$638,819
	2008	$432,308	$—	$193,970	$—	$197,423	$28,132	$114,550	$966,383

Ronald M. Graham	2010	$268,000	$—	$17,880	$7,915	$115,280	$145,521	$59,679	$614,275
Vice President - Administration	2009	$264,333	$—	$91,081	$—	$21,500	$(43,859)	$78,505	$411,560
	2008	$257,692	$—	$116,382	$—	$117,513	$21,017	$71,769	$584,373

Irshad Ahmad (6)	2010	$325,000	$—	$—	$31,660	$139,798	$35,798	$64,340	$596,596
Vice President - Apparrel Division,	2009	$253,842	$—	$21,686	$—	$30,000	$(13,242)	$35,081	$327,367
Chief Technology Officer

David T. Scarborough (7)	2009	$247,922	$—	$130,116	$—	$—	$(70,494)	$114,795	$422,339
Vice President	2008	$378,307	$—	$166,260	$—	$60,000	$742	$203,760	$809,069

(1)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, of restricted stock units granted during fiscal year 2010, 2009 and 2008. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting. The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2010.

(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with ASC Topic 718, for awards of stock options granted during the fiscal years ended 2010, 2009 and 2008. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period. The assumptions used to calculate these values are set forth in Note 10 to our consolidated financial Statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2010.

(3)	The amounts awarded for fiscal years ended February 28, 2010 and February 29, 2008 represent amounts paid under the Company’s Bonus Plan (the “Plan”) for the accomplishment of pre-set performance goals. In these years, the Company exceeded predetermined combined performance goals for profit, return on capital and sales. The incentive awards reflect this performance and awards are at or slightly above the named executive officers’ target award levels. The amounts for the fiscal year ended February 28, 2009 represent discretionary bonus amounts paid under the Company’s Plan.

(4)	The actuarial increase in the present value of the named executive officer’s benefits under the Company’s pension plan using the actuarial process specified by the pension plan. For named executive officers who leave and have not completed five years vesting service, amounts assume vesting in all cases and retirement at age of 65. In addition, the earnings on Company contributions in the Deferred Compensation Plan are reflected in the column. The Company contributions are invested in an array of mutual funds held in a Rabbi Trust. The investment returns are consistent with the type of funds available for retirement funds and are similar to the funds available in the Company’s 401(k) Plan. Mr. Walters, also, has 20,000 share units of phantom stock in the Company Deferred Compensation Plan. The amount in this column for Mr. Walters includes the increase (decrease) in value and dividends accrued during this year.

(5)	Information regarding the amount included in this column is as follows:

	Company	Perquisites
	Contribution	and Other
	to Benefit	Personal
	Plans (a)	Benefits (b)	Other (c)	Total
Keith S. Walters	$167,943	$12,000	$2,420	$182,363
Richard L. Travis, Jr.	$64,473	$8,000	$1,715	$74,188
Michael D. Magill	$78,944	$8,000	$1,550	$88,494
Ronald M. Graham	$48,674	$8,000	$3,005	$59,679
Irshad Ahmad	$55,776	$8,000	$564	$64,340

(a)	The contributions made to the Ennis Deferred Compensation Plan for supplemental retirement benefits. The amounts are awarded by the Compensation Committee on an annual basis. The awards for this fiscal year were 12% of the officer’s base salary and cash bonus. The actual contributions were as follows: Mr. Walters, $165,443; Mr. Travis, $60,924; Mr. Magill, $78,944; Mr. Graham, $45,994; and Mr. Ahmad, $55,776. In addition, each of the named executive officers was eligible for an additional 25% match to any savings in the Company’s 401(K) Plan. The match contributions were: Mr. Walters, $2,500; Mr. Travis, $3,549; Mr. Magill, $0; Mr. Graham, $2,680; and Mr. Ahmad, $0.

(b)	The amount received by the named executive officers for auto allowance.

(c)	The amount paid for supplemental executive life insurance premiums during this fiscal year for Mr. Walters, Mr. Travis, Mr. Magill, Mr. Graham and Mr. Ahmad.

(6)	Mr. Ahmad became an executive officer on July 15, 2008.

(7)	Mr. Scarborough’s employment as an executive office of the Company was terminated on September 17, 2008.

Grants of Plan-Based Awards
     The following table provides information on stock option grants to the named executive officers during fiscal year ended February 28, 2010.

		Number of	Grant Date Fair
		Shares	Value of
	Date of Grant	Awarded	Awards (b)
Richard L. Travis, Jr.	04/29/2009	15,000	23,745
Michael D. Magill	04/29/2009	20,000	31,660
Ronald M. Graham	04/29/2009	5,000	7,915
Irshad Ahmad	04/29/2009	20,000	31,660

(a)	Stock options have ten-year terms and vest 25 percent per year over four years on successive anniversaries of the grant date. The exercise price of all options is the closing price of the Company’s stock on the grant date. The stock options are awarded as part of the Company’s Long-Term Incentive Program.

(b)	The grant date fair value of options is based on the stock price at the time of grant times the Black-Scholes value times the number of shares awarded.
     The following table provides information on restricted stock grants to the named executive officers during fiscal year ended February 28, 2010.

		Number of	Grant Date
		Shares	Fair Value of
	Date of Grant	Awarded (a)	Awards (b)
Keith S. Walters	04/29/2009	26,000	232,440
Ronald M. Graham	04/29/2009	2,000	17,880

(a)	50% of the restricted stock grants awarded vest immediately and the other 50% vest in 1 year. The restricted stock grants are awarded as part of the Company’s Long-Term Incentive Program.

(b)	Calculated based on the closing market price of the Company’s common stock as of the date of grant — $8.94. For the value of these grants as of 2/28/10 — see the following table.

Outstanding Equity Awards at Fiscal Year End
     The following table provides information regarding stock options and restricted stock held by the named executive officers as of February 28, 2010.

	Option Awards					Stock Awards (2)
						Stock Awards
						Number	Market
			Number of			of	Value of
		Number of	Securities			Shares or	Shares or
		Securities	Underlying			Units of	Units of
		Underlying	Unexercised			Stock Awards	Stocks That
	Date of	Unexercised	Options	Option	Option	That	Have
	Option	Options	Unexcercisable	Exercise	Expiration	Have Not	Not
Executives’ Name	Grant	Excercisable	(1)	Price	Date	Vested	Vested (3)
Keith S. Walters	4/19/2001	25,000	—	$7.90	4/19/2011	—	—
	2/27/2006	5,200	—	$19.69	2/27/2016	—	—
	4/20/2007		—			4,800	$73,776
	4/23/2008		—			13,334	$204,944
	4/29/2009		—			13,000	$199,810
Richard L. Travis, Jr.	2/27/2006	5,200	—	$19.69	2/27/2016	—	—
	4/29/2009		15,000	$8.94	4/29/2019	—	—
	4/20/2007		—			2,000	$30,740
	4/23/2008		—			5,600	$86,072
Michael D. Magill	6/17/2004	13,700	—	$15.64	6/17/2014	—	—
	2/27/2006	2,600	—	$19.69	2/27/2016	—	—
	4/29/2009		20,000	$8.94	4/29/2019	—	—
	4/20/2007		—			2,334	$35,874
	4/23/2008		—			6,534	$100,428
Ronald M. Graham	4/19/2001	5,000	—	$7.90	4/19/2011	—	—
	2/27/2006	5,200	—	$19.69	2/27/2016	—	—
	4/29/2009		5,000	$8.94	4/29/2019	—	—
	4/20/2007		—			1,400	$21,518
	4/23/2008		—			3,920	$60,250
	4/29/2009		—			1,000	$15,370
Irshad Ahmad	2/27/2006	1,300	—	$19.69	2/27/2016	—	—
	4/29/2009		20,000	$8.94	4/29/2019	—	—
	4/20/2007		—			334	$5,134
	4/23/2008		—			934	$14,356

(1)	The stock option award was granted on April 29, 2009. The unvested options vest 25% annually commencing on the first anniversary date of the grant.

(2)	The awards of restricted stock granted April 20, 2007 and April 23, 2008 vest in equal annual installments over 3 years. The awards of restricted stock granted April 29, 2009 vest 50% immediately and 50% after one year.

(3)	Calculated using the NYSE closing price of $15.37 per share of our Common Stock on February 28, 2010.

Option Exercises and Stock Vested
     The following table provides information as to each of the named executive officers information on exercises of stock options and the vesting of restricted stock awards during fiscal year ended February 28, 2010, including: (i) the number of shares of Common Stock underlying options exercised during fiscal year ended February 28, 2010; (ii) the aggregate dollar value realized upon the exercise of such options; (iii) the number of shares of our Common Stock received from the vesting of awards of restricted stock during fiscal year ended February 28, 2010; and (iv) the aggregate dollar value realized upon such vesting on February 28, 2010, which is the vesting date of the restricted stock awards reflected in the table.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Executives’ Name	Exercise (#) (1)	Exercise ($) (2)	Vesting (#)	Vesting ($) 3)
Keith S. Walters	43,363	$301,264	24,466	$215,758
Richard L. Travis, Jr.	—	$—	4,800	$41,672
Michael D. Magill	—	$—	5,599	$48,609
Ronald M. Graham	15,000	$106,763	4,360	$38,110
Irshad Ahmad	—	$—	799	$6,937

(1)	Mr. Walters exchanged 21,750 shares of Ennis common stock for 43,363 shares of Ennis common stock. The value of the shares being exchanged was used to acquire the 43,363 options being exercised.

(2)	The amount realized equals the difference between the fair market value of Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(3)	The amount realized is based on the market value of the stock at date of vesting.
Pension Benefits
     We have a noncontributory retirement plan that covers approximately 14% of our employees. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However, due to restrictions imposed by the Internal Revenue Code, effective January 1, 2002, the maximum annual compensation covered by the plan is limited to $205,000. Future years’ maximum can be increased for inflation (for 2010, the maximum is $245,000).
     The following table shows the present value as of February 28, 2010 of the benefit of the named executive officers under our qualified defined benefit pension plan.

			Change in
			Present Value of
		Number of Years	Accumulated	Present Value of	Payments
		Credited	Benefit During	Accumulated	During
Name	Plan	Service (1)	the Year	Benefit (2)	Fiscal 2010
Keith S. Walters	Ennis, Inc. DB Pension Plan	12.5	$73,789	$265,260	$—
Richard L. Travis, Jr.	Ennis, Inc. DB Pension Plan	4.1	$26,866	$62,189	$—
Michael D. Magill	Ennis, Inc. DB Pension Plan	6.2	$48,602	$147,861	$—
Ronald M. Graham	Ennis, Inc. DB Pension Plan	12.0	$77,078	$291,664	$—
Irshad Ahmad	Ennis, Inc. DB Pension Plan	3.0	$12,110	$21,573	$—

(1)	Credited service began on the date the named executive became eligible to participate in the plan. Participation began on January 1 following the year of employment. Accordingly, each of the named executives has been employed by Ennis for longer than the years of credited service shown above.

(2)	The assumptions and valuation methods used to calculate the present value of the Accumulated Pension Benefits shown are the same as those used by Ennis for financial reporting purposes and are described in Note 11 to Ennis Annual Report on Form 10-K for the year ended February 28, 2010.
Nonqualified Deferred Compensation in Last Fiscal Year
     The following table shows the information about the contributions and earnings, if any, credited to the accounts maintained by the named executive officers under nonqualified deferred compensation agreements, any withdrawals or distributions from the accounts during fiscal year 2010, and the account balances on February 28, 2010.

	Executive	Registrant	Aggregate		Aggregate
	Contribution	Contribution	Earnings	Aggregate	Balance at
	in Fiscal	in Fiscal	in Fiscal	Withdrawals/	February 28,
Executives’ Name	Year 2010 (1)	Year 2010 (2)	Year 2010 (3)	Distribution	2010
Keith S. Walters	$120,000	$165,443	$412,698	$—	$3,317,939
Richard L. Travis, Jr.	$91,259	$60,924	$70,180	$—	$535,199
Michael D. Magill	$—	$78,944	$106,900	$—	$422,421
Ronald M. Graham	$—	$45,994	$68,443	$—	$280,111
Irshad Ahmad	$10,000	$55,776	$23,688	$—	$83,428

(1)	The named executive officers are able to defer a percentage of their salary and bonus upon voluntary elections made by them into the Ennis Deferred Compensation Plan. The amounts indicated represent the portions so deferred by each named executive last fiscal year. The amounts indicated have been included in the salary column of the Summary Compensation Table on page 33.

(2)	Amounts represent contributions to be made by the Company for the 2010 fiscal year to the Ennis Deferred Compensation Plan for Supplemental Retirement Benefits. The amounts are awarded each year by the Compensation Committee. The awards this year were based on 12% percent of each named executives base salary and cash bonus. Amounts indicated have been included in the “All Other Compensation” column of the Summary Compensation Table on page 33.

(3)	Amounts represent earnings on Company contributions during the year on each named executives’ deferred compensation account. Mr. Walters’ amount also includes $156,200 gained during the year on his 20,000 shares of phantom stock. These earnings have been included in “Change in Pension Value and Non Qualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 33.
Potential Payments Upon Termination or Change in Control
     The following tables summarize the estimated payments to be made under certain circumstances to each named executive officer as more completely described in the Employment Agreements section in the Compensation Disclosure and Analysis. For the purposes of the quantitative disclosure in the following tables, and accordance with SEC regulations, we have assumed that the termination took place on February 28, 2010.
     The following table describes payments that would be required to each of our named executive officers in the event of a “Change in Control” as defined by the Employment Agreements.

	CHANGE IN CONTROL
	Base	Group
	Salary	Benefit			Deferred
	and	Plans	Other	Pension	Compensation	Equity
Executives’ Name	Bonus (1)	Continuation (2)	Benefits (3)	Benefits	(4)	Awards (5)	Total
Keith S. Walters	$2,819,570	$2,973	$238,386	$265,260	$3,317,939	$665,280	$7,309,408
Richard L. Travis, Jr.	$953,750	$1,249	$20,000	$62,189	$535,199	$213,262	$1,785,649
Michael D. Magill	$1,225,000	$3,892	$112,479	$147,861	$422,421	$264,901	$2,176,554
Ronald M. Graham	$723,750	$2,973	$20,000	$291,664	$280,111	$166,638	$1,485,136
Irshad Ahmad	$887,500	$3,601	$20,000	$21,573	$83,428	$148,089	$1,164,191

(1)	Amounts indicated in the table are as of February 28, 2010. When termination is a result of change in control as defined in Employment Agreements and qualifies for change in control, severance payment is equal to 2.99 times Mr. Walters’ base salary and prior years’ (fiscal year 2009) bonus. All other named executive officers would receive amounts equal to 2.5 times their base salary and prior years’ (fiscal year 2009) bonus. All wages and salary, bonuses, fringe benefits, pension benefits and other deferred compensation arising out of the employment relationship are treated as compensation. Transfers of stock options and stock grants are also treated as compensation payments. If current salary and prior years’ (fiscal year 2010) bonuses were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $4,172,000; Mr. Travis, $1,287,000; Mr. Magill, $1,668,000; Mr. Graham, $972,000; and Mr. Ahmad, $1,287,000.

(2)	All named executive officers receive three months of continued group benefits.

(3)	All named executive officers would receive up to $20,000 toward outplacement services. Mr. Walters and Mr. Magill include “tax gross up” of $218,386 and $92,479, respectively, see Item 6 below.

(4)	Aggregate account value as of February 28, 2010. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 38 include the amounts shown in this column.

(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of our common stock as of February 28, 2010 ($15.37), multiplied by the number of such options as of February 28, 2010 plus (ii) the outstanding stock grants as of February 28, 2010 multiplied by the closing price of our common stock.

(6)	Under the terms of the employment agreements the named executive officers are entitled to a “tax gross up” in connection with a termination and severance in connection with a change in control. If the executive becomes subject to taxes of any state, local, or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then in addition to any other benefits provided under or pursuant to the Agreement the Company shall pay to the executive an amount equal to the amount of any such taxes imposed or to be imposed on the executive. In addition, the Company will “gross up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the executive as a result of this gross up payment.
     The following table describes payments that would be required to each of our named executive officers in the event of a “Without Cause” termination as defined by the Employment Agreements.

	WITHOUT CAUSE
	Base	Group
	Salary	Benefit			Deferred
	and	Plans	Other	Pension	Compensation	Equity
Executives’ Name	Bonus (1)	Continuation (2)	Benefits (3)	Benefits	(4)	Awards (5)	Total
Keith S. Walters	$943,000	$2,973	$20,000	$265,260	$3,317,939	$665,280	$5,214,452
Richard L. Travis, Jr.	$381,500	$1,249	$20,000	$62,189	$535,199	$213,262	$1,213,399
Michael D. Magill	$490,000	$3,892	$20,000	$147,861	$422,421	$264,901	$1,349,075
Ronald M. Graham	$289,500	$2,973	$20,000	$291,664	$280,111	$166,638	$1,050,886
Irshad Ahmad	$355,000	$3,601	$20,000	$21,573	$83,428	$148,089	$631,691

(1)	Amounts indicated in the above table are as of February 28, 2010. When a termination is “Without Cause” as defined by the Employment Agreements, the severance amounts would be calculated as follows: 1.0 times fiscal year 2010 base salary and prior years’ (fiscal year 2009) bonus. If current salary and prior years’ (fiscal year 2010) bonuses were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $1,395,000; Mr. Travis, $515,000; Mr. Magill, $667,000; Mr. Graham, $389,000; and Mr. Ahmad, $515,000.

(2)	All named executive officers receive three months of continued group benefits.

(3)	All named executive officers would receive up to $20,000 toward outplacement services.

(4)	Aggregate account value as of February 28, 2010. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 38 include the amounts shown in this column.

(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of our common stock as of February 28, 2010 ($15.37), multiplied by the number of such options as of February 28, 2010 plus (ii) the outstanding restricted stock grants as of February 28, 2010 multiplied by the closing price of our common stock.
     The following table describes payments that would be required to each of our named executive officers in the event of a “With Cause” termination, as defined by the Employment Agreements.

	WITH CAUSE
	Base	Group
	Salary	Benefit			Deferred
	and	Plans	Other	Pension	Compensation	Equity
Executives’ Name	Bonus	Continuation	Benefits	Benefits	(1)	Awards (2)	Total
Keith S. Walters	$—	$—	$—	$265,260	$3,317,939	$186,750	$3,769,949
Richard L. Travis, Jr.	$—	$—	$—	$62,189	$535,199	$—	$597,388
Michael D. Magill	$—	$—	$—	$147,861	$422,421	$—	$570,282
Ronald M. Graham	$—	$—	$—	$291,664	$280,111	$37,350	$609,125
Irshad Ahmad	$—	$—	$—	$21,573	$83,428	$—	$105,001

(1)	Aggregate account value as of February 28, 2010. The amounts shown in the Nonqualified Deferred Compensation in Last Fiscal Year table on page 38 include the amounts shown in this column.

(2)	Calculated as the difference between the exercise price of all vested in-the-money options and the closing price of our common stock as of February 28, 2010 ($15.37), multiplied by the number of such options as of February 28, 2010.
     The following table describes payments that would be required to each of our named executive officers in the event of a disability, or death termination as defined by the Employment Agreements.

	TERMINATION DUE TO DISABILITY		TERMINATION DUE TO DEATH
Executives’ Name	Compensation	Benefits (1)	Benefits (2)
Keith S. Walters	$—	$300,000	$1,250,000
Richard L. Travis, Jr.	$—	$660,000	$750,000
Michael D. Magill	$—	$180,000	$750,000
Ronald M. Graham	$—	$180,000	$750,000
Irshad Ahmad	$—	$1,380,000	$750,000

(1)	Reflects monthly long term disability benefits of $5,000 until the age of 65.

(2)	All named executive officers benefits include basic life insurance benefits of $250,000. Mr. Walters’ benefits include $1,000,000 non-qualified life insurance benefits and Mr. Travis, Mr. Magill, Mr. Graham and Mr. Ahmad include $500,000 non-qualified life insurance benefits.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN
Equity Compensation Plan Table
     The following table provides information about securities authorized for issuance under the Company’s equity compensation plan as of February 28, 2010.

Number of
securities
available for
future issuances
	Number of		under equity
	securities to be	Weighted	compensation
	issued upon	average	plans (excluding
	exercise of	exercise price	securities
	outstanding	of outstanding	reflected in
	options	options	column (a))
Plan Category	(a)	(b)	( c )
Equity compensation plans approved by the security holders (1)	341,670	$12.09	370,213
Equity compensation plans not approved by security holders	—	—	—

Total	341,670	$12.09	370,213

(1)	The 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on May 14, 2008, formerly the 1998 Option and Restricted Stock Plan, amended and restated as of June 17, 2004. Includes 91,470 shares of restricted stock.
CERTAIN RELATIONSHIIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
     See “Executive Compensation — Employment Agreements” for a description of employment agreements between us and our named executive officers.
     During fiscal year 2010, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our named executives and directors, had or will have a direct or indirect material interest. Any transaction involving a related party or a potential conflict of interest must be reviewed and approved by our Board of Directors prior to being entered into by the Company.
     See “Corporate Governance Matters — Code of Business Conduct & Ethics” for a discussion of our policies and procedures related to conflicts of interest.
     Director Independence. See “Corporate Governance Matters — Director Independence.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s Common Stock with the SEC and the NYSE, and to furnish the Company with copies of the forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 28, 2010, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis, with the exception of Mr. Bracken who failed to timely report a purchase of Ennis stock.
OTHER MATTERS
     The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

ENNIS, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS
June 30, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The under hereby appoints Keith S. Walters and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on May 3, 2010 at the Annual Meeting of Shareholders to be held June 30, 2010 or any adjournment thereof.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 1.
1. Election of directors with terms ending in 2013

	For	Withhold
01 — Kenneth G. Pritchett	_____	_____
02 — Michael J. Schaefer	_____	_____
03 — James C. Taylor	_____	_____
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL NO. 2.
2. Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2011.
     ___FOR     ____ AGAINST     _____ ABSTAIN
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
     ___ FOR     ____ AGAINST     _____ ABSTAIN
The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2 and in the Proxies’ discretion on matters arising under 3. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.
Authorized Signatures — Sign Here — This section must be completed for your instruction to be executed.

1

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

__/ __/ ____

2